Exhibit 99.60

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

IN RE EMPIRE STATE REALTY TRUST, INC. INVESTOR LITIGATION	: : : : : : : : : :	Index No. 650607/2012 IAS Part 49 Hon. O. Peter Sherwood

STIPULATION OF SETTLEMENT

This stipulation of settlement (the “Stipulation”) is made and entered into this 28th day of September, 2012, by and between plaintiffs in the above-captioned consolidated class action on behalf of themselves and all other members of the Class (as defined herein), and defendants in the above-captioned consolidated class action, by their respective attorneys.

WHEREAS, at all relevant times Malkin Holdings LLC (“Malkin Holdings” or the “Supervisor”) was the supervisor of: Empire State Building Associates L.L.C., 60 East 42nd Street Associates L.L.C., 250 West 57th Street Associates L.L.C (collectively, the “Public LLCs”); and, Marlboro Building Associates L.L.C., 1333 Broadway Associates L.L.C., 1350 Broadway Associates L.L.C., Seventh and 37th Building Associates L.L.C., 112 West 34th Street Associates L.L.C., 1400 Broadway Associates L.L.C., 501 Seventh Avenue Associates L.L.C., Lincoln Building Associates L.L.C., Empire State Building Company L.L.C., Fisk Building Associates L.L.C., 1185 Swap Portfolio L.P., Fairfield Merrittview Limited Partnership, Soundview Plaza Associates II L.L.C., East West Manhattan Retail Portfolio L.P., BBSF LLC, One Station Place, Limited Partnership, New York Union Square Retail L.P., Westport Main Street Retail L.L.C., First Stamford Place L.L.C., Fairfax Merrifield Associates L.L.C., Merrifield Apartments Company L.L.C., 500 Mamaroneck Avenue L.P., and 112 West 34th Street Company L.L.C. (collectively, the “Private Entities”).

WHEREAS, at all relevant times, the Public LLCs and the Private Entities are and were the owners or net lessees of office and/or retail properties in Manhattan and the greater New York metropolitan area.

WHEREAS, at all relevant times, plaintiffs and members of the putative class they seek to represent (collectively, “Participants”) were investors owning participation, partner or member interests (collectively “participation interests”) in the Public LLCs and/or Private Entities (or such entities’ predecessor entities).

WHEREAS, on November 29, 2011, the Supervisor caused the Public LLCs to file with the Securities and Exchange Commission (“SEC”) a Form 8-K announcing that the Supervisor had “embarked on a course of action that could result in [the Public LLCs] becoming part of a newly formed public REIT. [The Public LLCs] for legal reasons [are] not in a position to disclose more information until documents are filed with the [SEC], which…could occur in approximately three months.”

WHEREAS, in November 2011, defendants commenced the solicitation of consents seeking approval from the Participants in the Private Entities to consolidate their assets, together with the assets of the Public LLCs, together with a number of other commonly-controlled entities affiliated with various defendants that owned properties or provided supervisory, management or other services to such entities into a real estate investment trust (the “Consolidation”) to be known as Empire State Realty Trust, Inc. (the “REIT”). The Consent Solicitation Statements that were sent to the participants in the Private Entities included a draft preliminary Registration Statement on Form S-4, to be filed with the SEC and sent to the Public LLC participants subsequent to the consent votes by the Private Entity Participants.

WHEREAS, the solicitation of the Private Entity Participants was completed in January 2012, and the proposed Consolidation was approved by the overwhelming consent (where such consent was required) of the Participants of each of the Private Entities, in some cases over 90%, prior to any change in votes to avoid buyouts of interests of non-consenting Participants.

WHEREAS, on or about February 13, 2012, Defendants caused to be filed with the SEC a preliminary Form S-4, including the preliminary Prospectus/Consent Solicitation Statement, seeking the Public LLC Participants’ consent to, among other things, the proposed Consolidation, conditioned on an offering of the REIT’s shares to the public (the “Underwritten Offering”) and the listing of the REIT’s shares on a national exchange expected to be the New York Stock Exchange (the “IPO”). As part of the Consolidation and IPO, as proposed in the February 13, 2012 preliminary Form S-4, each participation interest in the Public LLCs would be exchanged for shares of Class A Common Stock of the REIT or a combination of cash plus shares of Class A Common Stock of the REIT in a ratio to be determined, without having the option to receive REIT Operating Partnership units (“OP Units”) and potentially Class B Common Stock instead of Class A Common Stock. Those receiving OP Units could defer taxation on the exchange between Participation interests and OP Units.

WHEREAS, in the Form S-4 the Participants were also being asked to consent to permit Malkin Holdings to elect to sell to a third party, as a portfolio, the properties in which the Public LLCs and the Private Entities own interests, in the event of a superior proposal by such third party (the “Third Party Transaction”).

WHEREAS, defendant Estate of Leona M. Helmsley entered into separate contribution agreements to sell its interests in the properties and the entities owning the leasehold interest in the properties in exchange for cash and, to the extent there is insufficient available cash to fully liquidate its interest, Class A Common Stock of the REIT or OP Units.

WHEREAS, beginning on or about March 1, 2012, five class actions were commenced in the Supreme Court of the State of New York, County of New York (the “Court”) and designated as Leon Meyers, et al. v. Empire State Realty Trust, Inc., et al., Index No. 650607/2012; Laurence Reinlieb v. Empire State Realty Trust, Inc., et al., Index No. 650691/2012; Susan Bandler v. Empire State Realty Trust, Inc., et al., Index No. 650754/2012; Joseph Weiss v. Empire State Realty Trust, Inc., et al., Index No. 650798/2012; and Steven Keenholtz, M.D. v. Anthony E. Malkin, et al., Index No. 650851/2012 (collectively referred to herein as the “Complaints”).

WHEREAS, by order dated June 25, 2012, the Complaints were consolidated into a consolidated class action before Justice O. Peter Sherwood, with the caption In re Empire State Realty Trust, Inc. Investor Litigation, under Index No. 650607/2012.

WHEREAS, the Complaints made allegations against Defendants concerning the Consolidation and IPO, including claims concerning ESBC, which allegations Defendants categorically deny.

WHEREAS, beginning in March 2012, in light of the material and substantial potential benefits available to investors if Defendants’ program proceeded on more favorable terms, the parties voluntarily agreed to engage in an extensive informal discovery process, by which Defendants agreed to produce, and did produce, documents requested by Class Counsel, which documents were reviewed by Plaintiffs’ Counsel and their forensic accountant and real estate consultants. Defendants also agreed to produce for investigatory interviews, and did produce, principals and/or witnesses with knowledge of the key underlying analyses, facts and circumstances.

WHEREAS, Defendants’ Counsel and Class Counsel met and teleconferenced on an ongoing basis to discuss: the matters raised in the Complaints; the issues raised by the preliminary Form S-4 and proposed consent solicitations; the effect of certain of the terms of the proposed Consolidation on the non-Defendant Participants in the Public LLCs and the Private Entities; ways to improve the proposed Consolidation for the non-Defendant Participants in the Public LLCs and the Private Entities; the potential to avoid the adverse tax consequences to the Participants in the Public LLCs originally ineligible to receive OP Units and thereby to provide them with the ability to receive OP Units rather than Class A Common Stock so as to enable them to defer recognition of income taxes; and supplementation of and improving upon the disclosures contained in the Form S-4 and consent solicitations.

WHEREAS, during such meetings and discussions, Defendants’ counsel advised Class Counsel that Defendants had taken several steps to address the concerns of Participants, including lengthy deliberations with legal counsel as to how it might be possible to address investor concerns raised by Plaintiffs and others within the federal and state securities laws, and discussions with national securities exchanges regarding the potential listing of OP Units, which would allow for a tax deferred option for Participants in the Public LLCs comparable to that previously offered to Participants in the Private Entities, and that Defendants had changed the terms of the Consolidation to ameliorate the adverse tax consequences to the Participants in the Public LLCs by allowing all of them to elect to receive OP Units rather than Class A Common Stock, thereby permitting them to defer any tax that would otherwise be payable upon receipt of the Class A Common Stock. As stated in the Form S-4, the OP Units would be listed on a national securities exchange and tradable so as to provide the Participants with liquidity, while allowing them to defer taxes that would have become immediately payable had they instead received Class A Common Stock in the Consolidation. Participants in the Public LLCs would also be permitted to elect to receive, instead of solely OP Units, a combination of OP Units and Class B shares in the ratio of one share of Class B Common Stock and 49 OP Units so as to obtain their full voting rights while recognizing an income tax gain only on the Class B shares. Since Class B shares each have 50 votes, the recipients could therefore defer 98% of any taxes otherwise payable while acquiring full voting rights. Defendants have estimated the value of this tax benefit at over one hundred million dollars ($100,000,000.00).

WHEREAS, during the course of the meetings and discussions with Defendants’ counsel, Class Counsel advised Defendants’ Counsel of specific disclosure-related issues with the preliminary Form S-4.

WHEREAS, after the filing and consolidation of the Complaints, Defendants caused to be filed with the SEC amendments of and supplements to the preliminary Form S-4, as well as correspondence to Participants, which included the announcement of the revised terms of the Consolidation that ameliorated the prior adverse tax consequences to the Public LLC Participants and which addressed some of the other disclosure-related issues raised by Class Counsel.

WHEREAS, Defendants have agreed to establish a settlement fund in the amount of fifty-five million dollars ($55,000,000.00) to compromise Plaintiffs’ and the proposed Class’ claims.

WHEREAS, Defendants have already provided additional disclosures and have agreed to provide further disclosures to address Class Counsel’s remaining disclosure-related issues in the final Form S-4 or supplements thereto, including the Participant protections set forth herein.

WHEREAS, counsel for all the Parties recognize that the changes to the proposed Consolidation and the significant tax benefits achieved thereby, the establishment of the settlement fund, and the additional disclosures achieved through the work of Class Counsel and made manifest through this Settlement provide significant benefits to the members of the Class, such that each of the named class representatives intends to support the transaction as modified.

WHEREAS, Class Counsel have requested, received and examined Defendants’ filings with the SEC and documents produced by Defendants relating to the structure of the proposed Consolidation and REIT, the appraisals and exchange rates of the properties that would be rolled into the REIT, and the interests of the Participants in the Public LLCs and the Private Entities; have met with and conducted interviews with Anthony Malkin (President of Malkin Holdings LLC, and the proposed Chairman, Chief Executive Officer and President of the REIT) and John Hogg (Senior VP of Malkin Properties); have had their forensic consultants examine the valuations and analyses performed by Duff & Phelps in arriving at the operative valuations and exchange ratios; have interviewed representatives of the investment bankers and underwriters engaged in the proposed Consolidation and IPO, including Stephen Pierce, Global Head of Equity Capital Markets at Goldman, Sachs & Co.; have interviewed counsel for the executors of the Estate of Leona M. Helmsley outside the presence of counsel for the Malkin Defendants; have interviewed representatives of Clifford Chance LLP, counsel for the REIT; have conferred extensively with their own experts and consultants; and in the process they have satisfied themselves that they have received adequate access to relevant information, including the Duff & Phelps valuation process and methodology, and that the disclosures in the Form S-4, as amended, are appropriate and that the transaction presents potential benefits, including the opportunity for liquidity and capital appreciation, that merit the Participants’ serious consideration and that each of named class representatives intends to support the transaction as modified.

WHEREAS, the Parties recognize that significant time, resources and expenses would be required to continue to litigate the claims at issue in the lawsuits and the substantial risks and uncertainties inherent in such litigation, and the interests of the members of the Class and the Defendants will be best served by the settlement of the consolidated actions, so that the consolidation of the Public LLCs, Private Entities and other entities should be submitted to and considered by the Participants.

WHEREAS, Class Counsel are satisfied that the claims regarding tax implications, enhanced disclosures, appraisals and exchange rates of the properties that would be consolidated into the REIT, and the interests of the Participants in the Public LLCs and the Private Entities, have been addressed adequately, and they have concluded that the Settlement (as defined herein) and opportunity to consider the proposed transaction on the basis of revised consent solicitations are fair, reasonable, adequate and in the best interests of the Class.

WHEREAS, each of the Released Persons (as defined herein) denies the allegations in the Complaints and denies having committed or having threatened to commit any violation of law or breach of duty, including breach of any duty to the participants in the Public LLCs and Private Entities, or otherwise having acted improperly in any respect.

WHEREAS, there has been no admission or finding of facts or liability by or against any party to the proposed transactions or this consolidated Action (as defined below), and nothing herein may be construed as such.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the undersigned Parties, through their respective counsel, that this Action shall be finally settled and resolved on the terms and conditions set forth below and subject to the approval of this Court pursuant to Rule 908 of the Civil Practice Law and Rules.

A.	DEFINITIONS

“Action” shall mean the consolidated action herein and each of the Complaints consolidated herein.

“Class” shall mean all Participants in any of the Public LLCs and Private Entities other than (a) Defendants, (b) Thomas N. Keltner, Jr., (c) Peter L. Malkin, his lineal descendants, and their spouses, (d) Lester S. Morse, Jr., his lineal descendants, and their spouses, (the parties in items (a) through (d) being the “Excluded Parties”), (e) any successor or assign of the Excluded Parties, (f) any entity in which an Excluded Party is an ultimate economic beneficial owner (an “Excluded Entity”), and (g) any trust in which an Excluded Party is an ultimate remainder beneficiary (an “Excluded Trust”); provided, however, that the Class shall in any case include all persons not among the Excluded Parties, fully as if each such person were a direct Participant, to the extent such person is an ultimate economic beneficial owner in an Excluded Entity or an ultimate remainder beneficiary in an Excluded Trust.

“Class Counsel” shall mean the law firms of Wolf Haldenstein Adler Freeman & Herz LLP, Labaton Sucharow LLP, Chimicles & Tikellis LLP and Pomerantz Grossman Hufford Dahlstrom & Gross, LLP.

“Court” shall mean the Supreme Court of the State of New York, County of New York.

“CPLR” shall mean the New York Civil Practice Law and Rules.

“Defendants” shall mean Empire State Realty Trust, Inc.; Anthony E. Malkin; Peter L. Malkin; Empire State Realty OP, L.P.; Malkin Holdings L.L.C.; Malkin Properties, L.L.C.; Malkin Properties of New York, L.L.C.; Malkin Properties of Connecticut, Inc.; Malkin Construction Corp.; and the Estate of Leona M. Helmsley.

“Defendants’ Counsel” shall mean Dewey Pegno & Kramarsky LLP, Ronald S. Rolfe, Esq., and Cravath, Swaine & Moore LLP.

“Effective Date Of The Settlement” shall mean the date that the Court will have entered a Final Order and Judgment in the Action.

“Final Court Approval” of the Settlement shall mean that the Court will have entered the Final Order and Judgment, dismissing this Action with prejudice and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition or reargument, appeal or review has expired.

“Final Order And Judgment” shall mean the order that will have been entered by the Court approving the Settlement Stipulation, dismissing this Action pursuant to CPLR 908 with prejudice and without awarding costs to any party (except as provided herein) and providing for a complete discharge, dismissal with prejudice, settlement and release barring all Released Claims.

“Hearing Order” shall mean the order that will have been entered providing for, inter alia, the conditional certification of the Class, the designation of Class Counsel as counsel for the Class, the scheduling of a fairness hearing, the approval of the form and content of the Notice, the mailing of the Notice and the finding that the mailing of the Notice constitutes the best notice practicable.

“Notice” shall mean the Notice Of Pendency Of Class Action, Proposed Settlement and Hearing thereon as approved by the Court.

“Parties” shall mean Plaintiffs and Defendants named in the Complaints.

“Plaintiffs’ Counsel” shall mean Class Counsel plus the law firm of Block and Leviton LLP.

“Released Persons” shall mean (a) Empire State Realty Trust, Inc., Empire State Realty OP, L.P., Malkin Holdings L.L.C., Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc., Malkin Construction Corp., The Estate of Leona M. Helmsley, Duff & Phelps Corp., Helmsley Enterprises, Inc., The Leona M. Helmsley and Harry B. Helmsley Charitable Trust, the Public LLCs, and the Private Entities, (b) Peter L. Malkin, his lineal descendants, and their spouses, (c) Thomas N. Keltner, Jr., (d) Lester S. Morse, Jr., his lineal descendants, and their spouses, (e) any underwriter, (f) any present or former advisor of any of the foregoing, (g) any present or former associate, affiliate, parent, subsidiary, or (if any) controlling person of any of the foregoing, (h) any predecessor or successor of any of the foregoing, (i) any officer, director, employee, stockholder, equity owner, general or limited partner, trustee, executor, joint venturer, member, or manager of any of the foregoing, including the “agents” under the governing documents of any entity listed in clause (a) above, (j) any “immediate family member” (as defined in Rule 16a-1(e) under the Exchange Act) of (b) though (d) above, (j) any person who can make an indemnity or contribution claim relating to any Released Claim against any of the foregoing, (k) any Excluded Entity or Excluded Trust and (l) any heir, executor, personal or legal representative, estate, administrator, successor or assign of any of the foregoing.

“Released Claims” shall mean all claims, demands, causes of action, judgments and suits, of any kind or nature whatsoever, whether known or unknown, contingent or absolute, disclosed or undisclosed, hidden or concealed, matured or unmatured, and whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity, that have been, could have been or in the future can or might be asserted in the Action by Plaintiffs or the putative Class members, in their capacities as Participants in the Public LLCs and/or Private

Entities, arising out of or relating directly or indirectly to any of the facts alleged in the Complaints or in any other court, tribunal or proceeding or relating to the acceptance, rejection, consummation, or failure to consummate the Consolidation or any Third Party Transaction (collectively, the “Proposals”) (including, but not limited to, any claim arising under federal or state statutory or common law relating to alleged fraud, breach of any duty, breach of contract, negligence, partnerships or limited liability companies or violations of federal securities laws or state laws or regulations, and violations of federal or state laws or regulations relating to disclosure, or any violations of the rules and regulations of FINRA or the New York Stock Exchange) against any of the Released Persons in connection with the transactions, acts or occurrences described in the Complaints or relating to the Proposals; provided, however, this release shall not include the right of any person: to enforce the terms of the Settlement; to pursue any claim arising from the IPO; to pursue any claim arising from the purchase of Class A stock of the REIT in the sale of such stock to the public pursuant to the IPO; to pursue any claim arising from any alleged misconduct with respect to the proper recording or tabulation of any Class Member’s vote pursuant to the Consent Solicitation of the Public LLCs; or to pursue any claim arising from or related to any supplement to the Form S-4 that is declared effective to which Class Counsel objects in writing, which objection will not be unreasonably made or delayed, so long as Class Counsel shall have adequate opportunity to review such supplement.

“Settlement” or “Stipulation” shall mean the agreement of settlement embodied in this Stipulation.

“Unknown Claims” shall mean any and all Released Claims that any plaintiff or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons.

B.	CONSIDERATION

1. The settlement consideration to Plaintiffs and the Class pursuant to the Settlement will be as follows.

(1) Settlement Fund. As a result of extensive arm’s-length negotiations between Class Counsel and counsel for Defendants, Defendants have agreed to the following: Defendants Anthony E. Malkin, Peter L. Malkin, Malkin Holdings L.L.C., Malkin Properties, L.L.C., Malkin Properties of New York, L.L.C., Malkin Properties of Connecticut, Inc., Malkin Construction Corp., and the Estate of Leona M. Helmsley shall cause to be provided a fund (the “Settlement Fund”) in the amount of fifty-five million dollars ($55,000,000.00), to consist of: (a) at least eighty percent (80%) cash to be paid into the Settlement Fund no later than ten (10) business days after the latter of (x) the issuance of the Final Order and Judgment and (y) the first to occur of the IPO and the closing of the Third Party Transaction, and (b) no more than twenty percent (20%) freely-tradable REIT securities (Class A shares and/or OP Units only) (or, at the election of Defendants, cash) to be transferred into the Settlement Fund in increments of (i) fifty percent (50%) of the transferred securities by value to be transferred within five (5) business days subsequent to the termination of the six-month Lock Up to which the Helmsley Estate is subject calculated using the closing price on the date of transfer and (ii) the remaining fifty percent (50%) of the transferred securities by value to be transferred within five (5) business days subsequent to the termination of the twelve-month Lock Up to which the Helmsley Estate and the Malkin Defendants are subject, and calculated using the closing price on the date of transfer, which REIT securities, after being transferred into the Settlement Fund, may be sold in whole or in part at the direction of Class Counsel for the benefit of the Settlement Fund in Class Counsel’s sole discretion, and with the proceeds of such sales (if any) to be added to the cash balance of the Settlement Fund and with the Settlement Fund responsible for all tax liabilities and brokerage costs incurred as a result of any such sale The distribution of the cash and/or securities described above to the members of the Class will be made in accordance with the Plan of Allocation, after payment of court-approved attorneys’ fees and expenses. Following such distribution, the Supervisor shall certify to Class Counsel in writing that such distribution has been made in full accordance with the Plan of Allocation.

(2) Escrow of Settlement Fund. Defendants shall cause the Settlement Fund to be held in escrow by an independent escrow agent pending the occurrence of all of the conditions to the effectiveness of this Stipulation pursuant to an escrow agreement to be filed with the Court.

(3) Tax Deferral Benefit to Participants. Following the commencement of the Actions and the initial meetings and discussions with Class Counsel, Defendants amended the terms of the originally proposed Form S-4 to provide that participants in the Public LLCs, rather than being provided an election only for cash or Class A Common Stock in exchange for their Participation interests, now have the choice of receiving Class A Common Stock, OP Units, or, as to a portion of their participation units, Class B Common Stock of the REIT. Defendants acknowledge that the change to permit such Participants to receive OP Units or Class B Common Stock will enable them to elect to receive a form of security that may have the effect of allowing them to defer the recognition of gain, recapture, and the payment of income taxes on all or a portion of the participation interests held by them. Defendants further acknowledge that allowing Participants to elect to receive OP Units provides Participants a substantial benefit that is valued at over one hundred million dollars ($100,000,000.00) and that the commencement of the Actions and the work of Plaintiffs and Class Counsel were material factors in Defendants’ implementation of this change in the Consolidation, which as originally proposed, would have required such Participants to exchange their participation interests only for taxable Class A Common Stock of the REIT with potential adverse tax consequences.

(4) Participant Protections Concerning Underwritten Offering and Deviations in Exchange Value. Defendants have agreed that: (i) the IPO will be on the basis of a firm commitment underwriting; (ii) if, during the solicitation period, any of the three Public LLC’s percentage of total exchange value is lower than what is presented in the final Form S-4 by a factor of ten percent (10%) or more, such decrease will be promptly disclosed by Defendants to investors in any such Public LLC with the following language immediately following such disclosure: “YOU HAVE THE RIGHT TO CHANGE YOUR VOTE WHILE THIS CONSENT SOLICITATION REMAINS OPEN BY [INSERT INSTRUCTION]”; and (iii) unless total gross cash proceeds of six hundred million dollars ($600,000,000.00) is committed in the IPO, Defendants will not proceed with the IPO without first obtaining further approval from the Public LLCs.

(5) Disclosures. Defendants either have already made, or shall subject to SEC approval make in the final Form S-4 that becomes effective, or in supplements thereto, the additional disclosures or changes to disclosures, that have been identified and requested by Plaintiffs and relate to, among other things: the property appraisals, fairness opinions, valuation methodologies, including the 50/50 allocation, joint venture and discounted cash flow methodologies, and the derivation of exchange values used in connection with the proposed Consolidation; the Malkin family’s interests, including ownership interests in the Public and Private LLCs, override interests and interests in management and construction companies, and the valuation of those interests; the conflicts of interest between the members of the Class and Defendants; the Helmsley Estate’s impetus to sell its interests and the risks associated with sale alternatives to the proposed Consolidation; the exchange value allocated to Defendants; the definition and explanation of enterprise value; the payment to the Class of excess cash held by the Public LLCs and additional distributions accrued prior to the closing and Consolidation; the transaction expenses of the Consolidation and their potential reimbursement; the projected distributions by the REIT as compared to historical distributions to Participants; the proposed centralized management structure and makeup of the REIT; and the assets being contributed to the REIT and improvements made thereon.

C.	Releases and Termination of the Consolidated Action

2. Upon Final Court Approval of the Settlement, Plaintiffs and each member of the Class shall, by operation of the Final Order And Judgment, with respect to each and every Released Claim, release and be deemed to release and forever discharge, covenant not to sue upon, and shall forever be enjoined from prosecuting, all Released Claims against all of the Released Persons.

3. The Released Claims include, without limitation, all Unknown Claims. Class Counsel acknowledge, and the Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of Unknown Claims in the Released Claims was separately bargained for and was a key element of the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date of the Settlement, the Class shall expressly waive, and each Class Member shall be deemed to have, and by operation of the Final Order and Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law pursuant to, or which is similar to, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. The obligations pursuant to this Stipulation shall be in full and final disposition and dismissal of the Action as against the Defendants.

5. Upon Final Court Approval of the Settlement, Defendants and each of the Released Parties shall, by operation of the Final Order And Judgment, release and be deemed to release and forever discharge, and shall forever be enjoined from prosecuting, any claims against Plaintiffs, Class Members, Class Counsel and Plaintiffs’ Counsel arising from the filing and prosecution of this Action.

D.	COURT APPROVAL AND NOTICE

6. As soon as practicable after this Stipulation will have been executed, the Parties will apply to the Court for the entry of the proposed Hearing Order.

7. Defendants shall cause to be mailed to the Class by first-class mail the court-approved Notice. Defendants will assume sole administrative responsibility for, and will pay the entire cost and expense related to, preparing and disseminating the Notice. No Defendant shall have any liability of any kind in connection with such mailing or any other act or omission, other than for gross negligence, in connection with the administration of this settlement. After Notice has been disseminated to the Class, the Supervisor shall certify to Class Counsel in writing that such dissemination has occurred.

8. Except as provided in paragraph 1(1) and paragraph 7, and except for such fees and expenses to Plaintiffs’ Counsel as may be awarded by the Court exclusively from the Settlement Fund, the Released Persons shall bear no expense, cost, damage or fees incurred by the plaintiffs or any member of the Class.

9. If the Court approves the Settlement provided for herein, the Parties will ask the Court to enter the Final Order And Judgment.

E.	CONDITIONS TO EFFECTIVENESS

10. This Stipulation shall become null and void and of no further force and effect, and the Parties shall be restored to their respective positions existing before the execution of this Stipulation, in the event that the following conditions have not been satisfied;

(a) Final Approval of the Settlement provided for herein by the Court;

(b) entry by the Court of a Final Order And Judgment as agreed to by the Parties;

(c) The occurrence of Final Court Approval; and

(d) The closing of either of the Consolidation plus the IPO or the Third Party Transaction, as contemplated in each case by the Form S-4, no later than December 15, 2015. This provision shall not limit any Defendant’s right with respect to the transactions contemplated in the Form S-4.

11. In the event that ten percent (10%) or more of potential Class members shall validly opt out of and be excluded from the Class pursuant to the terms of the order of the Court providing for such opt out and exclusion, seven (7) business days following the opt-out deadline Defendants shall have the right, in their sole discretion, to declare that this Stipulation is null and void and of no further force and effect, and the Parties will be restored to their respective positions existing before the execution of this Stipulation. The ten percent (10%) figure shall be determined by the number of Participants opting out as compared to the number of Participants in the Class, as defined herein, without regard to the percentage of interests in any given entity or entities that they own.

12. Notwithstanding the foregoing, any appeal solely regarding approval of the Plan of Allocation or award of attorneys’ fees and expenses shall not affect the Effective Date of the Settlement. Plaintiffs, the Class, Class Counsel, and Plaintiffs’ Counsel acknowledge that this Stipulation confers no right to participate in any way in this Consolidation or the IPO except to object to the supplements to the Form S-4 on the conditions herein.

F.	ATTORNEYS’ FEES AND EXPENSES

13. Class Counsel anticipates applying to the Court for an award of attorneys’ fees and documented expenses to Class Counsel, to be paid exclusively from the Settlement Fund, in connection with all of the monetary and other benefits conferred on the Class by the Action.

14. The amounts awarded by the Court for attorneys’ fees and reimbursement of expenses shall be fully paid from the Settlement Fund to the firm Wolf Haldenstein Adler Freeman & Herz LLP, acting on behalf of Plaintiffs’ Counsel, for distribution among Plaintiffs’ Counsel within ten (10) business days following Final Court Approval, provided, however, that

Wolf Haldenstein may elect, at its sole discretion, to be paid on behalf of Plaintiffs’ Counsel one hundred percent (100%) of Plaintiffs’ Counsel’s expenses and fifty percent (50%) of Plaintiffs’ Counsel’s attorneys’ fees at any time after five (5) business days after the payment into the Settlement Fund of the cash consideration as described in Section B.1.(1)(a) above, with such payment to be distributed by Wolf Haldenstein among Plaintiffs’ Counsel at that time, and with the remainder of Plaintiffs’ Counsel’s attorneys’ fees to be paid within ten (10) days following Final Court Approval and distributed by Wolf Haldenstein among Plaintiffs’ Counsel then. Defendants shall have no liability of any kind relating to such distribution. All of Plaintiffs’ Counsel and each of them warrants that they will return their portion of such fees and expenses to Defendants within ten days of the date on which, due to reversal on appeal or otherwise, Final Court Approval can no longer occur. Plaintiffs’ counsel agree to indemnify Defendants for any costs incurred in connection with the enforcement of this repayment obligation, included but not limited to attorneys fees and expenses incurred in any action or proceeding to enforce such obligation, over which, as otherwise provided herein, the Court presiding over the Action shall have sole and exclusive jurisdiction.

G.	NO ADMISSION OF WRONGDOING

15. This Stipulation, whether or not consummated, and any proceeding taken pursuant to it:

(a) Shall not be deemed a presumption, concession or admission by any person or entity of any breach of duty or any liability, default or wrongdoing as to any of the facts or claims alleged or asserted in this Action or of the strength or weakness of any of the claims alleged or asserted in the Action;

(b) Shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in this Action or in any other action or proceeding of any nature whatsoever, except an action or proceeding to enforce the terms of the Settlement and except that this Stipulation may be used to oppose any action or objection that challenges the Settlement or raises any Released Claims against any of the Released Persons, in order to establish res judicata effect of the Final Order And Judgment that the Parties shall seek.

H.	MISCELLANEOUS PROVISIONS

16. This Stipulation may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by counsel to all parties to this Stipulation or their successors-in-interest.

17. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the sole and exclusive authority of this Court and this Court shall retain sole and exclusive jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and reimbursement of expenses to Plaintiffs’ Counsel and relating to the terms of this Settlement Stipulation.

18. The waiver of any breach or condition of this Stipulation shall not be deemed a waiver of any other prior or subsequent breach or condition.

19. This Stipulation constitutes the entire agreement among the Parties concerning the Settlement, and no representation, warranty, or inducement has been made other than those contained and memorialized herein.

20. This Stipulation may be executed in one or more counterparts and by any electronic means. All executed counterparts, and each of them, shall be deemed to be one and the same instrument.

21. This Stipulation shall be binding upon, and inure to the benefit of, the Parties and their respective agents, executors, heirs, successors and assigns.

22. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws.

23. This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Stipulation.

24. All counsel executing this Stipulation, or any related settlement document, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

25. The Parties will use their best efforts to achieve Court approval of the Hearing Order and the Final Order and Judgment, and will promptly agree upon and execute all such other documentation and take all other actions as may be reasonably required to obtain Final Court Approval.

26. Any residual amount remaining in the Settlement Fund after all distributions of the Settlement Fund, net of payment in full of the court-approved attorney’s fees and expenses of Plaintiffs’ Counsel, to the Class members have been made pursuant to the Plan of Allocation, including, but not limited to, residual amount attributable to distributions made to Class members that were uncashed or returned as undeliverable, shall be disbursed in accordance with Class Counsel’s direction in the form of an additional distribution or pursuant to cy pres principles, and as approved by the Court. Defendants retain no interest in or right to any such amount remaining in the Settlement Fund.

Dated: New York, New York September 28, 2012
Daniel W. Krasner Lawrence P. Kolker Gregory M. Nespole Lydia A. Keaney Wolf Haldenstein Adler Freeman & Herz LLP 270 Madison Avenue New York, New York 10016 Tel: (212) 545-4600	Thomas E. L. Dewey David S. Pegno Dewey Pegno & Kramarsky LLP 777 Third Avenue New York, New York 10017 Tel: (212) 943-9000 Counsel for Defendants other than the Estate of Leona M. Helmsley
Lawrence A. Sucharow Joseph Sternberg Labaton Sucharow LLP 140 Broadway New York, New York 10005 Tel: (212) 907-0700

Ronald S. Rolfe

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Tel: (212) 474-1714

Greg C. Cheyne

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Tel: (212) 474-1000

Counsel for Defendant Estate of Leona M. Helmsley

Nicholas Chimicles Kimberly Donaldson Smith Chimicles & Tikellis LLP 361 West Lancaster Avenue Haverford, Pennsylvania 19041 Tel: (610) 642-8500
Marc I. Gross Matthew L. Tuccillo Pomerantz Grossman Hufford Dahlstrom & Gross LLP 600 Third Avenue New York, New York 10016 Tel: (212) 661-1100 Counsel for Plaintiffs and the Class

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

:
:
	:	Index No. 650607/2012
IN RE EMPIRE STATE REALTY TRUST, INC.	:
INVESTOR LITIGATION	:	IAS Part 49
:
	:	Hon. O. Peter Sherwood
:
:
:

AMENDMENT TO STIPULATION OF SETTLEMENT

This Amendment (“Amendment”) is entered into this 10th day of October 2012 by and between plaintiffs in the above-captioned consolidated class action on behalf of themselves and all other members of the Class, and defendants in the above-captioned consolidated class action, by their respective attorneys.

WHEREAS the parties entered into a Stipulation of Settlement dated September 28th 2012.

WHEREAS the parties wish to amend the Stipulation to set forth their intentions at the time the Stipulation was executed.

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the undersigned parties, that the Stipulation is amended as follows.

1. Defined terms in the Stipulation have the same meaning in this Amendment.

2. Paragraph B.1(1) of the Stipulation is amended solely to add the following sentence at the end: Notwithstanding any other provision in this Stipulation, no entity that is, or in the Consolidation would become, a direct or indirect subsidiary of the REIT or Empire State Realty OP, L.P. shall have any liability to make any payment hereunder.

3. All the other provisions of the Stipulation remain in full force and effect, and are not modified in any respect by this Amendment.

4. Paragraphs 16 through 24 of the Stipulation apply to this Amendment.

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Dated: New York, New York October 10, 2012
Daniel W. Krasner Lawrence P. Kolker Gregory M. Nespole Lydia A. Keaney Wolf Haldenstein Adler Freeman & Herz LLP 270 Madison Avenue New York, New York 10016 Tel: (212) 545-4600	Thomas E. L. Dewey David S. Pegno Dewey Pegno & Kramarsky LLP 777 Third Avenue New York, New York 10017 Tel: (212) 943-9000 Counsel for Defendants other than the Estate of Leona M. Helmsley

Lawrence A. Sucharow Joseph Sternberg Labaton Sucharow LLP 140 Broadway New York, New York 10005 Tel: (212) 907-0700

Ronald S. Rolfe

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Tel: (212) 474-1714

Greg C. Cheyne

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Tel: (212) 474-1000

Counsel for Defendant Estate of Leona M. Helmsley

Nicholas Chimicles Kimberly Donaldson Smith Chimicles & Tikellis LLP 361 West Lancaster Avenue Haverford, Pennsylvania 19041 Tel: (610) 642-8500
Marc I. Gross Matthew L. Tuccillo Pomerantz Grossman Hufford Dahlstrom & Gross LLP 600 Third Avenue New York, New York 10016 Tel: (212) 661-1100 Counsel for Plaintiffs and the Class

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